Exhibit 99.1

Summit Hotel Properties Reports Fourth Quarter and Full Year 2013 Results

AUSTIN, Texas--(BUSINESS WIRE)--March 17, 2014--Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced results for the fourth quarter and full year ended December 31, 2013.

“We are extremely pleased with the performance of our portfolio in 2013. Despite the significant revenue disruption we experienced as a result of the government shutdown in early October, our fourth quarter was particularly strong and finished well above our initial expectations. The uncertain and volatile economic conditions early in the quarter undoubtedly affected our outlook,” said Dan Hansen, Summit’s President and CEO. “We believe we are in a great position for revenue and earnings growth heading into what we consider the middle portion of the current lodging cycle. With our aggressive acquisition strategy and selective dispositions over the last several quarters, in addition to a solid balance sheet with ample liquidity, we believe our portfolio is in a prime position for outsized growth over the next several years.”

The Company’s results included the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	($ in thousands, except per unit and RevPAR data)
Total Revenues	$77,956	$45,109	$298,958	$161,700
EBITDA ¹	$21,911	$11,656	$82,995	$47,041
Adjusted EBITDA ¹	$21,306	$11,423	$93,436	$52,113
FFO ¹	$4,568	$5,661	$48,556	$28,130
Adjusted FFO ¹	$12,021	$7,571	$59,290	$33,570
FFO per diluted unit ¹	$0.05	$0.11	$0.66	$0.69
Adjusted FFO per diluted unit ¹	$0.14	$0.15	$0.81	$0.82

Pro Forma ²
RevPAR	$77.12	$72.13	$82.25	$77.83
RevPAR growth	6.9%		5.7%
Hotel EBITDA	$24,100	$21,290	$113,522	$104,611
Hotel EBITDA margin	30.9%	29.3%	34.6%	33.6%
Hotel EBITDA margin growth	165 bps		92 bps

¹ See tables later in this press release for a reconciliation of net income (loss) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations (“FFO”), FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit. EBITDA, adjusted EBITDA, FFO, FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit, as well as hotel EBITDA (hotel revenues less hotel operating expenses), are non-GAAP financial measures. See further discussions of these non-GAAP measures later in this press release.

² Unless expressly stated otherwise in this release, all pro forma information includes operating results for 84 hotels owned as of December 31, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the 213-guestroom Hyatt Place, Minneapolis, Minn. acquired on December 31, 2013, and also excludes the following three hotels located in Fort Smith, Ark. that were held for sale at December 31, 2013: the 89-guestroom AmericInn Hotel & Suites; the 57-guestroom Aspen Hotel & Suites; and the 178-guestroom Hampton Inn. As a result, these pro forma operating measures include operating results for certain hotels for periods prior to the Company’s ownership.

2013 Highlights

  Same-Store RevPAR: 2013 same-store revenue per available room (“RevPAR”) grew to $73.79, an increase of 7.0 percent over the same period in 2012. Same-store average daily rate (“ADR”) grew to $102.03, an increase of 4.9 percent from 2012. Same-store occupancy grew by 140 basis points to 72.3 percent.
  Pro Forma RevPAR: 2013 pro forma RevPAR grew to $82.25, an increase of 5.7 percent over the same period in 2012. Pro forma ADR grew to $112.23, an increase of 4.5 percent from 2012. Pro forma occupancy grew by 81 basis points to 73.3 percent.
  Pro Forma Hotel EBITDA: 2013 pro forma hotel EBITDA was $113.5 million, an increase of 8.5 percent over 2012.
  Pro Forma Hotel EBITDA Margin: Pro forma hotel EBITDA margin expanded by 92 basis points compared with the same period in 2012. Pro forma hotel EBITDA margin is defined as pro forma hotel EBITDA as a percentage of pro forma total revenue.
  Adjusted EBITDA: Adjusted EBITDA increased to $93.4 million from $52.1 million in the same period in 2012, an increase of $41.3 million or 79.3 percent. Adjusted EBITDA for the year includes $0.6 million of charges associated with the consolidation of the Company’s corporate office to Austin, Texas.
  Adjusted FFO: Adjusted funds from operations (“AFFO”) for the full year 2013 was $59.3 million or $0.81 per diluted unit.
  Acquisitions: During the twelve months of 2013, the Company acquired 19 hotels comprising 3,033 guestrooms, for a total purchase price of $475.6 million.

“2013 was a great year for us and I am very pleased with all that our team accomplished,” Hansen stated. “After great results in 2012, during which our same-store hotels posted RevPAR growth of 11.7 percent, our 2013 same-store RevPAR growth of 7.0 percent highlights the strength and quality of our portfolio.”

Full Year 2013 INN vs. STR * Results
	Occupancy	ADR	RevPAR
INN Same-store	2.0%	4.9%	7.0%
Overall US *	1.5%	3.9%	5.4%
Upscale *	1.2%	4.1%	5.3%
* STR Quarterly Hotel Review, Volume 13, Issue Q4.

Fourth Quarter Highlights

  Same-Store RevPAR: Same-store RevPAR in the fourth quarter of 2013 grew to $67.82, an increase of 6.1 percent over the same period in 2012. Same-store ADR improved to $99.76, an increase of 3.7 percent from the fourth quarter of 2012. Same-store occupancy grew by 157 basis points to 68.0 percent.
  Pro Forma RevPAR: Pro forma RevPAR in the fourth quarter of 2013 grew to $77.12, an increase of 6.9 percent over the same period in 2012. Pro forma ADR grew to $110.68, an increase of 4.8 percent from the fourth quarter of 2012. Pro forma occupancy increased by 141 basis points to 69.7 percent.
  Pro Forma Hotel EBITDA: Pro forma hotel EBITDA for the fourth quarter of 2013 was $24.1 million, an increase of 13.2 percent over the same period of 2012.
  Pro Forma Hotel EBITDA Margin: Pro forma hotel EBITDA margin expanded by 165 basis points compared with the same period in 2012.
  Adjusted EBITDA: Adjusted EBITDA increased to $21.3 million from $11.4 million in the same period in 2012, an increase of $9.9 million or 86.8 percent. Adjusted EBITDA for the quarter includes $0.2 million of charges associated with the consolidation of the Company’s corporate office to Austin, Texas.
  Adjusted FFO: Adjusted FFO for the quarter was $12.0 million, or $0.14 per diluted unit.
  Acquisitions: During the fourth quarter of 2013, the Company acquired three hotels comprising 436 guestrooms, for a total purchase price of $63.4 million.
  Dividends: On January 30, 2014, the Company declared an $0.1125 per share quarterly dividend on its common stock, a $0.578125 per share quarterly dividend on its 9.25 percent Series A Cumulative Redeemable Preferred Stock, a $0.4921875 per share quarterly dividend on its 7.875 percent Series B Cumulative Redeemable Preferred Stock, and a $0.4453125 per share quarterly dividend on its 7.125 percent Series C Cumulative Redeemable Preferred Stock. Based on the closing price of the Company’s common stock on March 14, 2014, the annualized dividend yield on the Company’s common stock was 4.9 percent.

Capital Markets

During 2013, the Company raised $382.4 million in net proceeds from two common stock offerings and one preferred stock offering.

“The capital transactions we completed in 2013 allowed us to continue executing on our strategic growth,” said Executive Vice President and CFO Stuart Becker. “We have a solid balance sheet with ample runway to execute on additional acquisitions which, in addition to our high quality portfolio today, we anticipate will help continue per share growth for our shareholders.”

At December 31, 2013, the Company had total outstanding debt of $435.6 million. During 2013, the Company:

  Closed on $187.7 million of term debt at an average interest rate of 4.83 percent. This amount excludes the $92.0 million interim loan with KeyBank N.A., which was closed in May 2013 and subsequently repaid in full in October 2013.
  Retired $43.7 million of debt bearing an average interest rate of 5.40 percent. This also excludes the $92.0 million interim loan with KeyBank N.A.

As of March 14, 2014, the Company has $161.0 million drawn, including the $75.0 million term loan and $14.0 million in standby letters of credit, and has $117.3 million available to borrow on its revolving credit facility.

Capital Investment

Acquisitions

During 2013, the Company completed 19 acquisitions, comprising a total 3,033 guestrooms, for a total purchase price of $475.6 million. Full year 2013 pro forma RevPAR among the 19 hotels was $97.31 as compared to the Company’s same-store RevPAR of $73.79 for the same period.

“We have built a portfolio of premium assets in strong growth markets, including 47 acquisitions since our 2011 IPO. These acquisitions are helping to create long-term shareholder value,” Hansen said. “We are thrilled with our expansion on the West Coast over the last twelve months and look forward to the strong growth these properties will bring to our portfolio.”

2013
				Purchase
Date	Hotel	Location	Rooms	Price *	Manager
01/22/13	Hyatt Place	Chicago (Hoffman Estates), Ill.	126	$9.2	Hyatt
01/22/13	Hyatt Place	Orlando (Convention), Fla.	149	$12.3	Hyatt
01/22/13	Hyatt Place	Orlando (Universal), Fla.	151	$11.8	Hyatt
02/11/13	Holiday Inn Express & Suites	San Francisco, Calif.	252	$60.5	IHG
03/11/13	Courtyard by Marriott	New Orleans (French Quarter), La.	140	$25.7	Marriott
03/11/13	Courtyard by Marriott	New Orleans (Convention), La.	202	$30.8	Marriott
03/11/13	Courtyard by Marriott	New Orleans (Metairie), La.	153	$23.5	Marriott
03/11/13	Residence Inn	New Orleans (Metairie), La.	120	$19.9	Marriott
03/11/13	SpringHill Suites	New Orleans (Convention), La.	208	$33.1	Marriott
04/30/13	Hilton Garden Inn	Greenville, S.C.	120	$15.3	Kana
05/21/13	Holiday Inn Express & Suites	Minneapolis (Minnetonka), Minn.	93	$6.9	Interstate Hotels
05/21/13	Hilton Garden Inn	Minneapolis (Eden Prairie), Minn.	97	$10.2	Interstate Hotels
05/23/13	Fairfield Inn & Suites	Louisville, Ky.	135	$25.0	White Lodging
05/23/13	SpringHill Suites	Louisville, Ky.	198	$39.1	White Lodging
05/23/13	Courtyard by Marriott	Indianapolis, Ind.	297	$58.7	White Lodging
05/23/13	SpringHill Suites	Indianapolis, Ind.	156	$30.2	White Lodging
10/01/13	Hampton Inn & Suites	Ventura (Camarillo), Calif.	115	$15.8	Tsunami Hotel Mgmt.
10/08/13	Hampton Inn & Suites	San Diego (Poway), Calif.	108	$15.2	Tsunami Hotel Mgmt.
12/31/13	Hyatt Place	Minneapolis, Minn.	213	$32.5	Hyatt
	Total		3,033	$475.6
*in millions

Renovation Capital

The Company invested $46.9 million on renovations in 2013; $18.4 million was deployed in the fourth quarter. Among the 17 major renovations completed in 2013, projects ranged from lobby and public space improvements to complete guestroom renovations, including furniture, soft goods and guest bathrooms.

One of the Company’s largest capital projects in 2013 included two Hyatt Place properties acquired in January 2013 and located in Orlando, Fla. These properties were updated to include completely re-designed lobbies and common areas. They both now feature new bars and lounge areas for guests to enjoy. As well, all public restrooms were remodeled. All guestrooms were updated with new beds, carpeting and wall coverings. An additional guestroom was added at the Convention Center property to better utilize previously unused space. However, the Universal property was lacking the necessary office space for staff. The Company converted a guestroom at this property into an office, resulting in a net-zero change in guestroom count among the two properties. The swimming pools were also completely renovated with replastering, new outdoor pool decks and new poolside furniture. The fitness centers were renovated and updated with new equipment. These renovations were completed with a new roof and fresh exterior paint. The renovations totaled $3.7 million and were completed in the fourth quarter of 2013.

Another large project completed was the full renovation of the Courtyard by Marriott in New Orleans (Metairie), La. The guestrooms were updated with the new Marriott “Gen Next CYnergy Package.” The new guestroom design features the new color palette and included all new furniture, beds, wall coverings, lighting, bath tile and wall paint. The renovation also included an exterior refinish and a complete renovation of the courtyard and garden area. The exercise room was updated with all new finishes and fitness equipment. While the lobby and bistro were renovated with the “Courtyard Refreshing Business” package in 2012, the common areas were updated to include new lighting, hallway carpet, tile and wall coverings. This renovation totaled approximately $2.8 million and was completed in September 2013.

“We continue to proactively deploy renovation capital into our portfolio where we see opportunities for improvement,” Hansen said. “Our team has done an excellent job of executing on renovation projects and we are thrilled with the increased revenues, better margins and the improvement in competitive set index rankings we are realizing among our renovated properties.”

Dispositions

During 2013, the Company sold fifteen hotels with a total of 1,143 guestrooms, and five parcels of land that it no longer considers strategic, for a total sale price of $58.6 million.

“We have now closed nine of the previously announced planned dispositions and feel great about the position of our portfolio,” Hansen stated. “The capital we have generated through the sales of less strategic properties helps strengthen our balance sheet and enables us to continue executing on deals that are accretive to our portfolio and will create earnings growth.”

Balance Sheet

  At December 31, 2013, the Company had total outstanding debt of $435.6 million and $46.7 million of cash and cash equivalents. Subject to the borrowing base as of December 31, 2013, maximum borrowing capacity was $270.7 million under the senior unsecured credit facility, including both the revolver and term portions of the facility. At December 31, 2013, the Company had $75.0 million outstanding on its senior unsecured term facility, $0.2 million in standby letters of credit and $195.5 million available to borrow. In addition, the Company had 13 unencumbered hotels.
  The Company’s weighted average interest rate on its debt outstanding at December 31, 2013 was 5.03 percent.
  At December 31, 2013, the Company’s total net debt to trailing twelve month adjusted EBITDA was 4.2x.
  Management identified a material weakness in controls related to individual hotels’ balance sheets that largely resulted in reclassification entries within certain balance sheet line items.

Subsequent Events

  On January 9, 2014, the Company acquired the 182-guestroom Hilton Garden Inn located in Houston, Texas for a purchase price of $37.5 million.

  On January 10, 2014, the Company acquired the 98-guestroom Hampton Inn located in Santa Barbara (Goleta), Calif., for a purchase price of $27.9 million.

  On January 17, 2014, the Company completed the disposition of the 89-guestroom AmericInn Hotel & Suites and the 57-guestroom Aspen Hotel & Suites located in Fort Smith, Ark. for a total sales price of $3.1 million.
  On January 24, 2014, the Company acquired the 101-guestroom Four Points by Sheraton located in San Francisco, Calif., for a purchase price of $21.3 million.
  On March 14, 2014, the Company acquired the 210-guestroom DoubleTree by Hilton located in San Francisco, Calif., for a purchase price of $39.1 million.

2014 Outlook

The Company provides guidance for the first quarter and full year 2014 based on 89 current hotels.¹ This outlook includes activity subsequent to December 31, 2013. Except as described in footnote 1 below, it assumes no additional hotels are acquired or sold and no additional issuances of equity securities.

FIRST QUARTER 2014
	Low-end	High-end
Pro forma RevPAR (89) [1,2]	$84.50	$86.50
Pro forma RevPAR growth (89) [1,2]	4.0%	6.0%
RevPAR (same-store 66)	$76.50	$78.50
RevPAR growth (same-store 66)	4.0%	6.0%
Adjusted FFO [3]	$14,700	$16,500
Adjusted FFO per diluted unit [4]	$0.17	$0.19
Renovation capital deployed	$15,000	$19,000
Income tax expense	$500	$800

FULL YEAR 2014
	Low-end	High-end
Pro forma RevPAR (89) ¹	$87.00	$89.00
Pro Forma RevPAR growth (89) ¹	5.0%	7.0%
RevPAR (same-store 66)	$79.50	$81.50
RevPAR growth (same-store 66)	4.0%	6.0%
Adjusted FFO [3]	$72,800	$79,700
Adjusted FFO per diluted unit [4]	$0.84	$0.92
Renovation capital deployed	$35,000	$45,000
Income tax expense	$2,000	$3,000

¹ In addition to the Company’s portfolio of 88 hotels (10,908 guestrooms) at December 31, 2013, includes the following four properties purchased subsequent to December 31, 2013: the 98-guestroom Hampton Inn, Santa Barbara (Goleta), Calif.; the 182-guestroom Hilton Garden Inn, Houston, Texas; the 101-guestroom Four Points by Sheraton, San Francisco, Calif.; and the 210-guestroom DoubleTree by Hilton San Francisco, Calif. Also excludes the following three properties located in Fort Smith, Ark. that were sold subsequent to or held for sale at December 31, 2013: the 89-guestroom AmericInn Hotel & Suites; the 57-guestroom Aspen Hotel & Suites; and the 178-guestroom Hampton Inn.

² First quarter RevPAR guidance anticipates 150 to 200 basis points of RevPAR disruption and $0.7 million to $0.9 million of EBITDA disruption in the first quarter due to renovation work at eleven hotels.

³ The Company includes the 178-guestroom Hampton Inn, Fort Smith, Ark. in Adjusted FFO calculations; this property however is excluded from all pro forma calculations as noted.

4 Assumed weighted average diluted common units of 86,585,000 for first quarter 2014; 86,616,000 for full year 2014.

Earnings Call

The Company will conduct its quarterly conference call on Monday, March 17, 2014 at 8:30am EST. To participate in the conference call please dial 866-318-8611. The participant passcode for the call is 25870971. Additionally, a live webcast of the call will be available through the Company’s website, www.shpreit.com. A replay of the conference call will be available until 11:59pm EST Monday, March 31, 2014 by dialing 888-286-8010; participant passcode 51957720. A replay of the conference call will also be available on the Company’s website until May 26, 2014.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused primarily on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments of the lodging industry. As of March 17, 2014, the Company’s portfolio consisted of 90 hotels with a total of 11,353 guestrooms located in 22 states. Since its initial public offering in February 2011, the Company has acquired 47 hotel properties, totaling 6,539 guestrooms for a total purchase price of $917.3 million.

For additional information, please visit the Company’s website, www.shpreit.com and follow on Twitter at @SummitHotel_INN.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, funds from operations and adjusted funds from operations; U.S. GDP growth; estimated sources and uses of available capital; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC on or about the date of this press release and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

SUMMIT HOTEL PROPERTIES, INC.
Consolidated Balance Sheets
December 31, 2013 and December 31, 2012
Amounts in thousands

	December 31,	December 31,
	2013	2012
ASSETS
ASSETS
Investment in hotel properties, net	$1,149,967	$734,362
Investment in hotel properties under development	-	10,303
Land held for development	13,748	15,802
Assets held for sale	12,224	4,836
Cash and cash equivalents	46,706	13,980
Restricted cash	38,498	3,624
Trade receivables	7,231	5,478
Prepaid expenses and other	8,876	5,311
Derivative financial instruments	253	-
Deferred charges, net	10,270	8,895
Deferred tax asset	49	3,997
Other assets	6,654	4,201
TOTAL ASSETS	$1,294,476	$810,789

LIABILITIES AND EQUITY

LIABILITIES
Debt	$435,589	$312,613
Accounts payable	7,583	5,013
Accrued expenses	27,154	18,985
Derivative financial instruments	1,772	641
Deferred tax liability	-	-
TOTAL LIABILITIES	472,098	337,252

COMMITMENTS AND CONTINGENCIES
Total shareholders' equity	809,840	436,819
Noncontrolling interests in operating partnership	4,722	36,718
Noncontrolling interests in joint venture	7,816	-
EQUITY	822,378	473,537

TOTAL LIABILITIES AND EQUITY	$1,294,476	$810,789

SUMMIT HOTEL PROPERTIES, INC.
Consolidated Statements of Operations
Amounts in thousands
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
REVENUE
Room revenue	$73,505	$42,923	$283,279	$154,600
Other hotel operations revenue	4,451	2,186	15,679	7,100
Total revenues	77,956	45,109	298,958	161,700

EXPENSES
Hotel operating expenses
Rooms	21,210	13,640	80,391	45,130
Other direct	11,480	6,236	39,815	21,284
Other indirect	21,221	12,472	77,392	43,377
Other	201	177	744	651
Total hotel operating expenses	54,112	32,525	198,342	110,442
Depreciation and amortization	13,934	8,768	51,184	30,645
Corporate general and administrative
Salaries and other compensation	1,629	2,476	8,218	6,039
Other	1,255	776	4,711	3,534
Hotel property acquisition costs	332	1,478	1,886	3,050
Loss on impairment of assets	-	660	1,369	660
Total expenses	71,262	46,683	265,710	154,370
Income (loss) from operations	6,694	(1,574)	33,248	7,330

OTHER INCOME (EXPENSE)
Interest income	32	15	83	35
Other income	(463)	234	(343)	731
Interest expense	(5,260)	(3,760)	(20,137)	(14,909)
Debt transaction costs	(1,585)	(10)	(1,697)	(661)
Gain (loss) on disposal of assets	352	-	363	(199)
Gain (loss) on derivative financial instruments	-	-	2	(2)
Total Other Income (Expense)	(6,924)	(3,521)	(21,729)	(15,005)
Income (loss) from continuing operations before income taxes	(230)	(5,095)	11,519	(7,675)
Income tax (expense) benefit	(3,625)	743	(4,894)	728
Income (loss) from continuing operations	(3,855)	(4,352)	6,625	(6,947)
Income (loss) from discontinued operations	1,780	3,603	(728)	4,677
Net income (loss)	(2,075)	(749)	5,897	(2,270)
Net income (loss) attributable to noncontrolling interests in:
Operating partnership	(208)	72	(297)	(1,194)
Joint venture	(8)	-	316	-
Net income (loss) attributable to Summit Hotel OP, LP	(1,859)	(821)	5,878	(1,076)
Preferred dividends	(4,147)	(1,156)	(14,590)	(4,625)
Net income (loss) attributable to common unit holders	(6,006)	(1,977)	(8,712)	(5,701)
Weighted average common units outstanding
Basic	84,767	45,667	70,327	33,717
Diluted	85,224	45,860	70,737	33,849

SUMMIT HOTEL PROPERTIES, INC.
Discontinued Operations Summary
Amounts in thousands
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

REVENUE	$2,329	$6,994	$19,458	$33,193
Hotel operating expenses	1,944	5,559	14,859	24,701
Depreciation and amortization	(30)	941	1,960	4,226
Loss on impairment of assets	390	207	7,675	2,305
Income (loss) from hotel operations	25	287	(5,036)	1,961
Interest expense	-	126	174	855
(Gain) loss on disposal of assets	(3,068)	(3,010)	(3,945)	(3,010)
Income (loss) before taxes	3,093	3,171	(1,265)	4,116
Income tax (expense) benefit	(1,313)	432	537	561

Income (loss) from discontinued operations	$1,780	$3,603	$(728)	$4,677

SUMMIT HOTEL PROPERTIES, INC.
Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations
Amounts in thousands, except per common unit
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
NET INCOME (LOSS)	(2,075)	(749)	5,897	(2,270)
Preferred dividends	(4,147)	(1,156)	(14,590)	(4,625)
Depreciation and amortization	13,904	9,709	53,144	34,871
Loss on impairment of assets	390	867	9,044	2,965
(Gain) loss on disposal of assets	(3,420)	(3,010)	(4,308)	(2,811)
Noncontrolling interest in joint venture	8	-	(316)	-
Adjustments related to joint venture	(92)	-	(315)	-
Funds From Operations	$4,568	$5,661	$48,556	$28,130
Per common unit	$0.05	$0.11	$0.66	$0.69

Equity based compensation	508	422	2,124	1,205
Hotel property acquisition costs	332	1,478	1,886	3,050
Debt transaction costs	1,585	10	1,697	661
(Gain) loss on derivative	-	-	(2)	2
Interest expense related to prepayment penalties	-	-	-	522
Increase in deferred tax asset valuation allowance ¹	5,029	-	5,029	-
Adjusted Funds From Operations	$12,021	$7,571	$59,290	$33,570
Per common unit	$0.14	$0.15	$0.81	$0.82

Weighted average diluted common units ²	86,212	51,086	73,241	40,912

¹ Represents a non-cash valuation allowance related to deferred tax assets resulting from net operating loss carry forwards.

² The Company includes the outstanding units of limited partnership interest (“OP units”) in Summit Hotel OP, LP, the Company’s operating partnership, because the OP units are redeemable for shares of the Company’s common stock.

SUMMIT HOTEL PROPERTIES, INC.
Reconciliation of Net Income to Non-GAAP Measures – EBITDA
Amounts in thousands
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
NET INCOME (LOSS)	$(2,075)	$(749)	$5,897	$(2,270)
Depreciation and amortization	13,904	9,709	53,144	34,871
Interest expense	5,260	3,886	20,311	15,764
Interest income	(32)	(15)	(83)	(35)
Income tax expense (benefit)	4,938	(1,175)	4,357	(1,289)
Noncontrolling interest in joint venture	8	-	(316)	-
Adjustments related to joint venture	(92)	-	(315)	-
EBITDA	$21,911	$11,656	$82,995	$47,041

Equity based compensation	508	422	2,124	1,205
Hotel property acquisition costs	332	1,478	1,886	3,050
Loss on impairment of assets	390	867	9,044	2,965
Debt transaction costs	1,585	10	1,697	661
(Gain) loss on disposal of assets	(3,420)	(3,010)	(4,308)	(2,811)
(Gain) loss on derivatives	-	-	(2)	2
Adjusted EBITDA	$21,306	$11,423	$93,436	$52,113

SUMMIT HOTEL PROPERTIES, INC.
Pro Forma¹ Operational Data
Amounts in thousands
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
REVENUE
Room revenue	$73,578	$68,796	$311,347	$295,469
Other hotel operations revenue	4,336	3,914	17,132	15,472
Total revenue	77,914	72,710	328,479	310,941

EXPENSES
Hotel operating expenses
Rooms	21,093	20,155	87,126	84,313
Other direct	11,417	10,909	43,150	39,763
Other indirect	21,104	20,166	83,875	81,038
Other	200	191	806	1,216
Total operating expenses	53,814	51,421	214,957	206,330

Hotel EBITDA	$24,100	$21,289	$113,522	$104,611

¹ Pro forma information includes operating results for 84 hotels owned as of December 31, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the 213-guestroom Hyatt Place, Minneapolis, Minn. acquired on December 31, 2013 and also excludes the following three properties located in Fort Smith, Ark. that were sold subsequent to or held for sale at December 31, 2013: the 89-guestroom AmericInn Hotel & Suites; the 57-guestroom Aspen Hotel & Suites; and the 178-guestroom Hampton Inn. As a result, these pro forma operating measures include operating results for certain hotels for periods prior to the Company’s ownership.

SUMMIT HOTEL PROPERTIES, INC.
Pro Forma¹ Statistical Data
(Unaudited)

	Pro forma three months ended December 31,		Pro forma twelve months ended December 31,
	2013	2012	2013	2012
Pro forma (84 hotels)
Rooms occupied	664,805	651,174	2,774,289	2,751,359
Rooms available	954,101	953,835	3,785,504	3,796,158
Occupancy	69.7%	68.3%	73.3%	72.5%
ADR	$110.68	$105.65	$112.23	$107.39
RevPAR	$77.12	$72.13	$82.25	$77.83

Occupancy growth	141 bps		81 bps
ADR growth	4.8%		4.5%
RevPAR growth	6.9%		5.7%

	2013				LTM ended
	Q1	Q2	Q3	Q4	12/31/13
Pro forma (84 hotels)
Room revenue	$74,836	$82,786	$80,147	$73,578	$311,347
Other revenue	4,266	4,323	4,207	4,336	17,132
Total revenue	$79,102	$87,109	$84,354	$77,914	$328,479

Hotel EBITDA	$27,594	$32,213	$29,616	$24,100	$113,522

Rooms occupied	661,101	734,476	713,907	664,805	2,774,289
Rooms available	933,480	943,852	954,071	954,101	3,785,504

Occupancy	70.8%	77.8%	74.8%	69.7%	73.3%
ADR	$113.20	$112.71	$112.26	$110.68	$112.23
RevPAR	$80.17	$87.71	$84.01	$77.12	$82.25

¹ Pro forma information includes operating results for 84 hotels owned as of December 31, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the 213-guestroom Hyatt Place, Minneapolis, Minn. acquired on December 31, 2013 and also excludes the following three properties located in Fort Smith, Ark. that were sold subsequent to or held for sale at December 31, 2013: the 89-guestroom AmericInn Hotel & Suites; the 57-guestroom Aspen Hotel & Suites; and the 178-guestroom Hampton Inn. As a result, these pro forma operating measures include operating results for certain hotels for periods prior to the Company’s ownership.

SUMMIT HOTEL PROPERTIES, INC.
Same-Store¹ Statistical Data
Amounts in thousands, except ADR and RevPAR
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Same-Store (47 hotels)
Rooms occupied	325,494	318,029	1,373,684	1,351,090
Rooms available	478,768	478,829	1,899,460	1,905,120
Occupancy	68.0%	66.4%	72.3%	70.9%
ADR	$99.76	$96.20	$102.03	$97.26
RevPAR	$67.82	$63.90	$73.79	$68.98

Occupancy growth	157 bps		140 bps
ADR growth	3.7%		4.9%
RevPAR growth	6.1%		7.0%

¹ For purposes of this press release, same-store information includes operating results for hotel properties owned at all times by the Company during the three-month and twelve-month periods ended December 31, 2013 and 2012 and excludes the following three properties located in Fort Smith, Ark. that were sold subsequent to or held for sale at December 31, 2013: the 89-guestroom AmericInn Hotel & Suites; the 57-guestroom Aspen Hotel & Suites; and the 178-guestroom Hampton Inn.

Non-GAAP Financial Measures

FFO and Adjusted FFO (“AFFO”)

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and impairment losses, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, room rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs because the amount of depreciation and amortization we add back to net income or loss includes amortization of deferred financing costs and amortization of franchise royalty fees. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

We further adjust FFO for certain additional items that are not included in the definition of FFO, such as hotel transaction and pursuit costs, equity based compensation, loan transaction costs, prepayment penalties and certain other expenses, which we refer to as AFFO. We believe that AFFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

We caution investors that amounts presented in accordance with our definitions of FFO and AFFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. FFO and AFFO should not be considered as an alternative measure of our net income (loss) or operating performance. FFO and AFFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that FFO and AFFO can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we have included a quantitative reconciliation of FFO and AFFO to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

EBITDA and Adjusted EBITDA, and Hotel EBITDA

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. We further adjust EBITDA by adding back hotel transaction and pursuit costs, equity based compensation, impairment losses, and certain other nonrecurring expenses. We believe that adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to discontinued operations, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, adjusted EBITDA and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. EBITDA, adjusted EBITDA and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, adjusted EBITDA and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, adjusted EBITDA and hotel EBITDA can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we include a quantitative reconciliation of EBITDA, adjusted EBITDA and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

CONTACT:
Summit Hotel Properties, Inc.
Elisabeth Eisleben, 512-538-2306